EXHIBIT 10.4
INTERDIGITAL, INC.
TERM SHEET FOR RESTRICTED STOCK UNITS
(Time-Based Award)
InterDigital, Inc. (the “Company”), hereby grants to the Participant named below the number of Restricted Stock Units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Term Sheet for Restricted Stock Units (the “Term Sheet”), the Standard Terms and Conditions of Restricted Stock Units (the “Terms and Conditions”) and the equity plan specified below (the “Plan”). Capitalized terms not defined herein have the meanings set forth in the Plan or the Terms and Conditions.

Plan:	The Company’s 2025 Equity Incentive Plan

Name of Participant:	%%FIRST_NAME%-% %%LAST_NAME%-%

Grant Number:	%%OPTION_NUMBER%-%

Grant Date:	%%OPTION_DATE,’Month DD, YYYY’%-%

Number of Restricted Stock Units:	%%TOTAL_SHARES_GRANTED,’999,999,999'%-%

Vesting Schedule:
The Award vests with respect to one-third of the restricted stock units on each of %%VEST_DATE_PERIOD1%-%, %%VEST_DATE_PERIOD2%-%, and %%VEST_DATE_PERIOD3%-%, if at all, subject to Participant continuing to be a Service Provider through such date, provided that the Award may vest earlier pursuant to the Terms and Conditions (the date on which all or a portion of the Award vests, the “Vesting Date”).

Pro-rated Vesting:
If Participant’s employment is terminated by the Company or any Parent, Subsidiary, or Affiliate of the Company (as applicable, the “Employer”) without Cause or by reason of Participant’s death or Disability, the Award will become cumulatively vested as to a prorated portion, subject to Participant’s execution of a release of claims in favor of the Company within 60 days following termination of employment, except that no release is required for a termination of Participant’s employment due to death or Disability. Such pro-rata portion will be determined by multiplying the total number of then-unvested Restricted Stock Units by the fraction equal to the number of days during the period beginning on the later of the Grant Date or most recent Vesting Date, if any, and ending on the final scheduled Vesting Date (the “Restricted Period”) for which Participant was employed by the Employer divided by the total number of days during the Restricted Period.

RSU Term Sheet & Standard Terms & Conditions (2026_03_12)

Accelerated Vesting:
If Participant’s employment is terminated within 1 year following a Change in Control, either by the Employer other than for Cause, death, or Disability or by Participant for Good Reason, 100% of the then-unvested portion of the Award will vest upon termination, subject to Participant’s execution of a release of claims in favor of the Company within 60 days following termination of employment.

By accepting this Term Sheet, Participant acknowledges that he or she has received and read, and agrees that this Award will be subject to, the terms of this Term Sheet, the Plan, and the Terms and Conditions.

RSU Term Sheet and Ts & Cs (2026_03_12)

INTERDIGITAL, INC.
STANDARD TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
Pursuant to the terms of its 2025 Equity Incentive Plan (the “Plan”), InterDigital, Inc., a Pennsylvania corporation (the “Company”), has granted the individual (“Participant”) named in the Term Sheet for Restricted Stock Units (the “Term Sheet”) an award (the “Award”) of Restricted Stock Units representing the right to receive shares of Common Stock (“Shares”) as set forth in the Term Sheet on the terms and conditions as set forth in these Standard Terms and Conditions of Restricted Stock Units (the “Terms and Conditions”), including the Supplemental Terms and Conditions for Non-U.S. Participants attached hereto as Appendix A and any additional terms and conditions for Participant’s country set forth in the Addendum for Non-U.S. Participants (the “Addendum”) attached hereto as Appendix B, as applicable, (altogether, the “Award Agreement”), the Term Sheet and the Plan (which are incorporated herein by reference).
1.Grant of Restricted Stock Units. The Company has granted to Participant an Award of Restricted Stock Units, subject to all of the terms and conditions herein and in the Term Sheet and the Plan, which are incorporated herein by reference. Subject to Section 22(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan, the terms and conditions of the Term Sheet and these Terms and Conditions, the terms and conditions of the Plan will prevail. Capitalized terms not defined herein have the meanings set forth in the Plan or the Term Sheet.
2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in the Term Sheet or Section 3, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Payment after Vesting.
(a)General Rule. Subject to Section 7, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 3(b), such vested Restricted Stock Units will be paid in whole Shares as soon as practicable after vesting, but in each such case no later than March 15 of the year following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.
(b)Acceleration.
(i)Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 3(b) will in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

RSU Term Sheet and Ts & Cs (2026_03_12)

(ii)Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Grant Date), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the 6-month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date 6 months and 1 day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)Section 409A. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
4.Forfeiture Upon Termination as a Service Provider. Unless otherwise provided in the Term Sheet, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
5.Tax Consequences. Participant has reviewed with his or her own tax advisors the federal, state, local, and foreign tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) will be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

RSU Term Sheet and Ts & Cs (2026_03_12)

7.Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment, social insurance, payroll and other taxes which the Company determines must be withheld with respect to such Shares. Prior to vesting and/or settlement of the Restricted Stock Units, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable tax withholding obligations legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under applicable local law, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such tax withholding obligations are satisfied. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 3 or tax withholding obligations related to Restricted Stock Units otherwise are due, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.
8.Dividend Equivalents. During the period beginning on the Grant Date as indicated in the Term Sheet and ending on the date that the Restricted Stock Units are settled or terminate, whichever occurs first, Participant will accrue Dividend Equivalents based on any dividend that would have been paid on the Restricted Stock Units had the Restricted Stock Units been issued and outstanding Shares on the record date for the dividend. The number of Restricted Stock Units credited to Participant’s account will include fractional Restricted Stock Units calculated to at least three decimal places, unless otherwise determined by the Administrator. Such accrued Dividend Equivalents will vest and become payable upon the same terms and at the same time as the Restricted Stock Units to which they relate, including any delay in payment to which the related Restricted Stock Units may be subject pursuant to Section 3. Payments of Dividend Equivalents will be net of federal, state, and local withholding taxes.
9.Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

RSU Term Sheet and Ts & Cs (2026_03_12)

10.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
11.Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.Address for Notices. Any notice to be given to the Office of the General Counsel at the Company at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809, USA, or at such other address as the Company may hereafter designate in writing.
13.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Award of Restricted Stock Units by electronic means, and Participant hereby consents to receive such documents by electronic delivery.
14.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and will not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
15.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement will be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.

RSU Term Sheet and Ts & Cs (2026_03_12)

16.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company will not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
17.Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.
18.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
20.Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
21.Governing Law; Venue; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of the Commonwealth of Pennsylvania (USA). For purposes of litigating any dispute that arises under these Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Pennsylvania (USA), and agree that such litigation will be conducted in the courts of Montgomery County, Pennsylvania (USA), or the federal courts for the United States for the Eastern District of Pennsylvania (USA), and no other courts. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement will continue in full force and effect.

RSU Term Sheet and Ts & Cs (2026_03_12)

22.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.
23.Non-U.S. Participants. Notwithstanding any provisions in this Award Agreement, if Participant is a resident or citizen of, or is working in, a country outside the United States at any time during the life of the Award, Participant’s participation in the Plan shall be subject to the Supplement attached hereto as Appendix A and any additional terms and conditions for Participant’s country set forth in the Addendum attached hereto as Appendix B. Moreover, if Participant transfers residence and/or employment to, or is considered a citizen or resident for local law purposes of, one of the countries included in the Addendum, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Supplement and the Addendum constitute part of this Award Agreement.
24.Definitions.
(a)“Cause” has the meaning set forth in the Company’s Executive Severance and Change in Control Policy, if such policy is applicable to Participant, (and if such policy is terminated, as in effect immediately prior to such termination), or, if no such agreement or definition exists, means (i) willful and repeated failure of Participant to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Participant’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or any Parent, Subsidiary, or Affiliate of the Company; (iii) willful misconduct or gross negligence by Participant in connection with his or her service; (iv) unsatisfactory job performance; or (v)  Participant’s breach of any material obligation or duty owed to the Company or any Parent, Subsidiary, or Affiliate of the Company.
(b)“Good Reason” has the meaning set forth in Participant’s employment agreement, other service agreement, or the Company’s Executive Severance and Change in Control Policy, if such policy is applicable to Participant, (in each case, in existence on the Grant Date), or, if no such agreement or definition exists, means any of the following events, occurring without Participant’s prior written consent: (i) any material reduction in Participant’s base salary (other than a proportionate reduction in salary which is applied to a majority of the Employer’s employees); (ii) a material diminution of Participant’s duties or responsibilities within the Employer; and (iii) a relocation of Participant’s primary work location (or office) by a distance of more than 50 miles. Notwithstanding the foregoing, Good Reason shall only exist if Participant provides the Employer with written notice within 90 days of the initial occurrence of any of the foregoing events or conditions, and the Employer or any successor or Affiliate of the Employer fails to eliminate the conditions constituting Good Reason within 30 days after receipt of written notice of such event or condition from Participant. Participant’s resignation from employment with the Employer for Good Reason must occur within 6 months following the initial occurrence of one of the foregoing events or conditions.

RSU Term Sheet and Ts & Cs (2026_03_12)

Appendix A
SUPPLEMENTAL TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Award Agreement.
1.Responsibility for Taxes. This provision supplements Section 7 of the Award Agreement.
Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, or settlement of the Award, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items, if any, by one or a combination of the following:
(a)withholding from Participant’s wages, salary or other cash compensation payable to Participant by the Company, the Employer and/or any other Affiliate;
(b)withholding from proceeds of the sale of Shares under the Plan, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(c)withholding in Shares to be issued upon settlement of the Restricted Stock Units, or
(d)any other method determined by the Company, to the extent permitted under the Plan and applicable laws;
provided, however, that if Participant is an officer of the Company subject to Section 16 of the Exchange Act, the obligation for any Tax-Related Items will be satisfied only by one or a combination of methods (a), (b) and (d) above.
The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the Shares equivalent), or if not refunded, Participant may seek a refund from the applicable tax authorities. In the event of under-withholding, Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Appendix A – Supplemental Terms & Conditions for Non-US Participants

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.
2.Nature of Grant. Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Award is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the Award and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the Award and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for or relating in any way to, past services for the Company, the Employer or any other Affiliate;
(g)unless otherwise agreed in writing with the Company, the Award and any Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate or Subsidiary;
(h)this Award and Participant’s participation in the Plan shall not create a right to employment or other service relationship, or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any other Affiliate or Subsidiary, and shall not interfere with the ability of the Company, the Employer or any other Affiliate or Subsidiary, as applicable, to terminate Participant’s employment or other service relationship, if any;
(i)the future value of the Shares underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the Participant’s termination as Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(l)neither the Company, the Employer nor any other Affiliate or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to Participant pursuant to settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

Appendix A – Supplemental Terms & Conditions for Non-US Participants

3.Data Privacy
Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Award grant materials by and among, as applicable, the Employer, the Company and any other Affiliate or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all awards or any other entitlement to Shares or equivalent benefits awarded, cancelled, purchased, exercised, vested, unvested, or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to CompIntelligence, Inc. and Etrade, Inc. and certain of their affiliated companies (collectively, “Stock Plan Administrator”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant authorizes the Company, CompIntelligence, Inc. and Etrade, Inc. and any other possible recipients which may assist the Company, (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data to a broker, escrow agent or other third party with whom any Shares acquired under the Plan may be deposited.
Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting Participant’s local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Restricted Stock Units under the Plan or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

Appendix A – Supplemental Terms & Conditions for Non-US Participants

4.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, or the broker’s country, or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for ensuring compliance with any applicable restrictions and should consult Participant’s personal legal advisor on this matter.
5.Foreign Asset/Account Reporting; Exchange Controls. Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other cash received as a result of Participant’s participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to be compliant with such regulations, and Participant is advised to consult Participant’s personal legal advisor for any details.
6.Language. By accepting the Award Agreement, Participant acknowledges and represents that Participant is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms of the Award Agreement and any other documents related to the Plan. If Participant has received a copy of this Award Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version of the Plan, and in the event of any conflict the English version will govern.

Appendix A – Supplemental Terms & Conditions for Non-US Participants

Appendix B
STANDARD TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
ADDENDUM FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Award Agreement and the Supplement.
Terms and Conditions
This Addendum includes additional terms and conditions that govern the Award if Participant resides and/or works in one of the countries listed below. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which Participant is currently residing and/or working or if Participant moves or transfers to another country after receiving the Award, the Company will, in its sole discretion, determine the extent to which the terms and conditions herein will be applicable to Participant.
Notifications
This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2022. Such laws are often complex and change frequently. Participant should not rely on the information in this Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that the Award vests or Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which Participant is currently residing and/or working or if Participant moves or transfers to another country after receiving the Award, the information contained herein may not be applicable to Participant in the same manner.
European Union (“EU”) / European Economic Area (“EEA”) / United Kingdom (“UK”)
Data Privacy Notice. If Participant resides and/or works in the EU/EEA or the UK, the following provision is applicable to Participant:
The Company, with its principal office at 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809, USA, is the controller responsible for the processing of Participant’s personal data by the Company and the third parties noted below.

Appendix B – Addendum for Non-US Participants

(a)Data Collection, Processing and Usage. Pursuant to applicable data protection laws, Participant is hereby notified that the Company collects, processes and uses certain personal information about Participant for the legitimate purpose of implementing, administering and managing the Plan and generally administering equity awards, specifically Participant’s name, email address, work location, status (active, terminated, rehired), Plan eligibility, date of birth any Restricted Stock Units, and details of all options, any other entitlement to Restricted Stock Units awarded, canceled, exercised, vested, or outstanding in Participant’s favor (“Personal Data”). In granting the Restricted Stock Units under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering equity awards and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under this Award Agreement and the Plan. Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. As such, by enrolling in the Plan, Participant voluntarily acknowledges the Processing of Participant’s Personal Data as described herein.
(b)Outside Service Providers. The Company and the Employer may transfer Personal Data to the broker (currently Compensation Intelligence, Inc. and Etrade, Inc. and their affiliates), independent service providers based in the United States of America, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Personal Data with another company that serves in a similar manner. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving the Personal Data, if applicable, the broker provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. By participating in the Plan, Participant understands that the broker will Process the Personal Data for the purposes of implementing, administering and managing Participant’s participation in the Plan.
(c)International Personal Data Transfers. The Plan and Restricted Stock Units are administered in the United States of America, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States of America. When transferring Personal Data to the United States of America, the Company provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. Participant may request a copy of the appropriate safeguards with the broker or the Company by contacting Total_Rewards.
(d)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable law.

Appendix B – Addendum for Non-US Participants

(e)Data Subject Rights. To the extent provided by law, Participant has the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding Participant’s rights or to exercise Participant’s rights, Participant may contact Total_Rewards@InterDigital.com. Participant also has the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan, in any case without cost, by contacting Total_Rewards@InterDigital.com. Participant’s provision of Personal Data is a contractual requirement. Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the Restricted Stock Units, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, Participant may contact Total_Rewards@InterDigital.com.
Belgium
Notifications
Foreign Asset/Account Reporting Information. Belgian residents are required to report any security or bank account (including brokerage accounts) they maintain outside of Belgium on their annual tax return. In a separate report, they must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.
Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will not apply when the Restricted Stock Units vest, but likely will apply when shares of Common Stock are sold. Participant should consult with a personal tax or financial advisor for additional details on Participant’s obligations with respect to the stock exchange tax.
Annual Securities Account Tax Information. A new “annual securities accounts tax” has been implemented, which imposes a 0.15% annual tax on the value of qualifying securities held in a Belgian or foreign securities account. The tax will not apply unless the total value of securities Participant holds in such an account exceeds an average of €1 million on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). Different payment obligations may apply, depending on whether the securities account is held with a Belgian or foreign financial institution. Participant should consult Participant’s personal tax advisor for more information regarding Participant’s annual securities accounts tax payment obligations.
Canada
Terms and Conditions
Form of Settlement. For the avoidance of doubt, the Award shall be paid in Shares only. In no event shall the Award be paid in cash, notwithstanding any discretion contained in the Plan to the contrary. This provision is without prejudice to the application of Section 7 of the Award Agreement or Section 1 of the Terms and Conditions for Non-U.S. Participants.
Termination as Service provider. This provision replaces the second paragraph of Section 4 of the Award Agreement:

Appendix B – Addendum for Non-US Participants

For purposes of the Award, in the event Participant’s termination as Service Provider (regardless of the reason for such termination and whether or not the termination is later found to be invalid, unlawful or in breach of employment laws in the jurisdiction where Participant is providing services or the terms of Participant’s employment agreement, if any), Participant’s right to vest in the Award will terminate as of the date that is the earlier of: (i) the date of Participant’s termination as Service Provider, and (ii) the date that Participant receives notice of termination from the Employer. In either case, the date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Participant’s right to vest terminates, nor will Participant be entitled to any compensation for lost vesting.
If, notwithstanding the foregoing, applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, Participant’s right to vest in the Restricted Stock Units, if any, will terminate effective as of the last date of the minimum statutory notice period, but Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting.
The following provisions will apply if you are a resident of Quebec:
Data Privacy. This provision supplements Section 3 of the Supplement:
Participant hereby authorizes the Company (including any Affiliate or Subsidiary) and the Company’s representatives, including the broker(s) designated by the Company, to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration and operation of the Plan. Participant further authorizes the Company, any Affiliate, any Subsidiary, CompIntelligence, Inc. and Etrade, Inc., or such other broker(s) as designated by the Company, to disclose and discuss the Plan with their advisors. Participant further authorizes the Company and any Affiliate or Subsidiary to record such information and to keep such information in Participant’s employee file. Participant acknowledges and agrees that Participant’s personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, Participant also acknowledges and authorizes the Company, its Affiliates, its Subsidiaries, CompIntelligence, Inc. and Etrade, Inc. to use technology for profiling purposes and to make automated decisions that may have an impact on Participant or the administration of the Plan.
French Language Documents A French translation of the Award Agreement and the Plan will be made available to the Participant as soon as reasonably practicable upon request. The Participant understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the offering of the Plan as soon as reasonably practicable.
Documents en Langue Française. Une traduction française du présent Contrat d’Attribution et du Plan sera mise à la disposition du Participant dès que cela sera raisonnablement possible. Le Participant comprend que, de temps à autre, des informations supplémentaires relatives à l'offre du Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs à l'offre du Plan dès que cela sera raisonnablement possible.
Notifications
Securities Law Information. There may be securities law implications if you sell Shares acquired under the Plan through a broker other than a broker appointed under the Plan or if the sale does not take place through the facilities of a stock exchange outside of Canada on which the Shares are listed (i.e., the Nasdaq Global Select Market).

Appendix B – Addendum for Non-US Participants

Foreign Asset/Account Reporting Information. Specified foreign property, including Shares and rights to receive Shares (e.g., Restricted Stock Units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year. Thus, the Restricted Stock Units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because Participant holds other specified foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily is equal to the fair market value of the Shares at the time of acquisition, but if Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. Participant should consult with Participant’s personal tax advisor to ensure compliance with the applicable reporting obligations.
China
Terms and Conditions
The following provisions apply only to Participants who are subject to exchange control restrictions imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:
Award Conditioned on Satisfaction of Regulatory Obligations. In addition to the vesting requirements set forth in the Agreement, settlement of the Restricted Stock Units is also conditioned on the Company’s completion of a registration of the Plan with SAFE and on the continued effectiveness of such registration (the “SAFE Registration Requirement”). In the event that a SAFE registration has not been completed prior to any date(s) on which the Restricted Stock Units are scheduled to vest, the Vesting Date for any such Restricted Stock Units shall instead occur as soon as practicable after the SAFE registration is completed (the “Actual Vesting Date”). Notwithstanding any provision in the Agreement, if the Participant’s employment or service is terminated prior to the Actual Vesting Date, unless otherwise determined by the Company, the Participant shall not be entitled to vest in any portion of the Restricted Stock Units and the Restricted Stock Units shall be forfeited without any liability to the Company or the Employer.
If or to the extent the Company does not complete the registration or maintain the registration, no Shares shall be issued under the Restricted Stock Units.  In this case, the Company retains the discretion to settle any Restricted Stock Units for which the vesting requirements (but not the SAFE Registration Requirement) have been met in cash paid through local payroll in an amount equal to the fair market value of the Shares subject to the Restricted Stock Units less any amount withheld to satisfy Tax-Related Items.
Shares Must Remain With Company’s Designated Broker. The Participant agrees to hold any Shares received upon settlement of the Restricted Stock Units with the Company’s designated broker until the Shares are sold.  The limitation shall apply to all Shares issued to the Participant under the Plan, whether or not the Participant remains in employed by the Company or the Employer.

Appendix B – Addendum for Non-US Participants

Forced Sale of Shares. The Company has the discretion to arrange for the sale of the Shares issued upon settlement of the Restricted Stock Units, either immediately upon settlement or at any time thereafter.  In any event, if the Participant’s employment or service is terminated, the Participant will be required to sell all Shares acquired upon settlement of the Restricted Stock Units within such time period as required by the Company in accordance with SAFE requirements.  Any Shares remaining in the brokerage account at the end of this period shall be sold by the broker (on behalf of the Participant and the Participant hereby authorizes such sale). The Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker) to effectuate the sale of Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters.  The Participant acknowledges that neither the Company nor the designated broker is under any obligation to arrange for the sale of Shares at any particular price and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations.
Due to fluctuations in the Share price and/or the U.S. Dollar exchange rate between the settlement date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the fair market value of the Shares on the Vesting Date (which is the amount relevant to determining the Participant’s tax liability). The Participant understands and agrees that the Company is not responsible for the amount of any loss the Participant may incur and that the Company assumes no liability for any fluctuation in the Share price and/or U.S. Dollar exchange rate.
Exchange Control Restrictions. The Participant understands and agrees that the Participant will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan and any cash dividends or dividend equivalents paid on such Shares. The Participant further understands that such repatriation of proceeds may need to be effected through a special bank account established by the Company (or any Subsidiary), and the Participant hereby consents and agrees that any sale proceeds and cash dividends or dividend equivalents may be transferred to such special account by the Company (or any Subsidiary) on the Participant’s behalf prior to being delivered to the Participant and that no interest shall be paid with respect to funds held in such account.
The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion.  If the proceeds are paid to the Participant in U.S. dollars, the Participant understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account.  If the proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company (or any Subsidiary) are under no obligation to secure any particular exchange conversion rate and that the Company (or any Subsidiary) may face delays in converting the proceeds to local currency due to exchange control restrictions.  The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the net proceeds are converted into local currency and distributed to the Participant.
Exchange Control Information. Participant understands that exchange control restrictions may limit Participant’s ability to access and/or convert funds received under the Plan, particularly if these amounts exceed US$50,000. Participant should confirm the procedures and requirements for withdrawals and conversions of foreign currency with Participant’s local bank prior to the vesting of the Restricted Stock Units and the subsequent sale of any Shares. The Participant further agrees to comply with any other requirements that may be imposed by the Company (or any Subsidiary) in the future in order to facilitate compliance with exchange control requirements in China.

Appendix B – Addendum for Non-US Participants

Foreign Asset/Account Reporting Information. Chinese residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents, either directly or through financial institutions. Participant may be subject to reporting obligations for the Shares or awards acquired under the Plan and Plan-related transactions. Participant should consult with Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with Participant’s participation in the Plan.
Finland
There are no country-specific provisions.
France
Terms and Conditions
Language Consent. By accepting the Restricted Stock Units, Participant confirms having read and understood the Plan and the Award Agreement, which were provided in the English language. Participant accepts the terms of the documents accordingly.
Consentement Relatif à la Langue Utilisée. En acceptant le droit sur des actions assujetti à des restrictions, le Participant confirme avoir lu et comprendre le Plan et le Contrat d’Attribution qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
Notifications
Foreign Asset/Account Reporting Information. French residents holding cash or securities (including Shares acquired under the Plan) outside of France or maintaining foreign bank, securities or brokerage accounts (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return.
Tax Information. The Restricted Stock Units are not intended to qualify for special tax or social security treatment in France.
United Kingdom
Terms and Conditions
Responsibility for Taxes. Participant agrees that Participant is liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf. For the purposes of the Agreement, Tax-Related Items include (without limitation) employment income tax, employee National Insurance contributions and the employee portion of the Health and Social Care levy.

Appendix B – Addendum for Non-US Participants

Notwithstanding the foregoing, if Participant is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), Participant acknowledges that may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by Participant, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Item(s) occurs may constitute an additional benefit to Participant on which additional income tax and National Insurance contributions may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as appropriate) for the value of any employee National Insurance contributions and employee Health and Social Care levy due on this additional benefit, which the Company or the Employer may collect from Participant by any of the means referred to in the Plan or this Award Agreement.

Appendix B – Addendum for Non-US Participants